                         SCHEDULE DEFR14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                      Securities and Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           ATMOS ENERGY CORPORATION
               (Name of Registrant as Specified In Its Charter)

                           ATMOS ENERGY CORPORATION
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: _______

    (2) Aggregate number of securities to which transaction applies: __________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/ ________________________________

    (4) Proposed maximum aggregate value of transaction: ______________________

/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: $125.00

    (2) Form, Schedule or Registration Statement No.: 14A

    (3) Filing Party: ATMOS ENERGY CORPORATION

    (4) Date Filed: 12/27/93

                                (LOGO OF ATMOS ENERGY CORPORATION APPEARS HERE)

                                          January 7, 1994


TO THE SHAREHOLDERS OF ATMOS ENERGY CORPORATION:

  Recently, you received a copy of the Company's Proxy Statement dated December 27, 1993 relating to the Annual Meeting of Shareholders to be held on February 9, 1994. Since the mailing of the Proxy Statement, we have found an error in footnote (c) to the Summary Compensation Table on page 8 of the Proxy Statement, which footnote lists the number and value of the aggregate restricted stock holdings at the end of the last fiscal year for each of the executive officers listed in the Summary Compensation Table. The number and value of such restricted stock holdings in the footnote were incorrectly stated for some of the executive officers. Consequently, we are providing to you another copy of the Summary Compensation Table which contains the corrected footnote (c). No other changes have been made to the Table.

  We apologize for any inconvenience this error may have caused. If you have any questions, please contact the Company's Shareholder Relations Department at 1-800-38-ATMOS.

                                          Sincerely,


                                          /s/ Glen Blanscet


                                          Glen Blanscet
                                          Assistant General Counsel and
                                           Corporate Secretary

  Summary Compensation Table. The following table sets forth the compensation paid by the Company for each of the Company's last three completed fiscal years to Mr. Vaughan and to the Company's four most highly compensated executive officers other than Mr. Vaughan.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                    ANNUAL COMPENSATION           COMPENSATION
                             ---------------------------------- ----------------
                                                 OTHER ANNUAL      RESTRICTED       ALL OTHER
       NAME AND              SALARY  BONUS (A) COMPENSATION (B) STOCK AWARDS (C) COMPENSATION (D)
  PRINCIPAL POSITION    YEAR   ($)      ($)          ($)              ($)              ($)
  ------------------    ---- ------- --------- ---------------- ---------------- ----------------
Charles K. Vaughan..... 1993 374,690  401,400          --                 0           17,394(e)
 Chairman of the Board  1992 347,625  178,000                       420,000
 and Chief Executive
  Officer               1991 316,875  106,425                       374,000
Ronald L. Fancher(f)... 1993 145,833  225,000       94,963(g)       246,250           13,500(h)
 President and Chief
 Operating Officer
James F. Purser ....... 1993 186,219  190,700          --                 0            7,449(i)
 Executive Vice
  President             1992 173,650   64,900                        42,000
 and Chief Financial
  Officer               1991 156,000   38,400                        59,500
Robert F. Stephens..... 1993 207,642  166,100          --            23,125            8,306(i)
 Executive Vice
  President             1992 194,150   56,400                        37,800
                        1991 177,625   43,300                             0
Jerry D. Knierim(j).... 1993 170,819   83,500       28,013(k)             0            6,833(i)
 Executive Vice
  President             1992 156,613   58,700                        73,500
                        1991 139,750   34,300                       163,200

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(a) Bonuses were actually paid after the end of the fiscal year in which they are reported. Because their payment relates to services rendered in the fiscal year prior to payment, the Company has consistently reported bonus payments in such prior fiscal year.
(b) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation are excluded for the Company's 1991 and 1992 fiscal years.

(c) The number and value of the aggregate restricted stock holdings at the end of the last fiscal year for each of the executives listed above are as follows: Charles K. Vaughan, 72,625 shares with a value of $2,215,063; Ronald L. Fancher, 10,000 shares with a value of $305,000; James F. Purser, 15,875 shares with a value of $484,188; Robert F. Stephens, 14,275 shares with a value of $435,388; and Jerry D. Knierim, 19,250 shares with a value of $587,125. Dividends are paid on the restricted stock reported in the Table at the same rate as paid on all of the Company's Common Stock.
(d) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, amounts of All Other Compensation are excluded for the Company's 1991 and 1992 fiscal years.
(e) The total of All Other Compensation paid to Mr. Vaughan during the last fiscal year consists of Company matching contributions made pursuant to the Company's Employee Stock Ownership Plan in the amount of $8,994 and director fees in the amount of $8,400.
(f) Mr. Fancher was employed by the Company on March 1, 1993.
(g) Other Annual Compensation paid to Mr. Fancher during the last fiscal year includes payments made by the Company in accordance with its relocation plan in the amount of $46,523 and the purchase by the Company of a country club membership in the amount of $25,703.
(h) This amount is the amount of director fees paid to Mr. Fancher during the last fiscal year prior to his resignation from the Board on March 1, 1993.
(i) This amount reflects the amount of Company matching contributions made during the last fiscal year to the named executive officer's account pursuant to the Company's Employee Stock Ownership Plan.
(j) Mr. Knierim retired on December 1, 1993.
(k) Other Annual Compensation paid to Mr. Knierim during the last fiscal year includes a car allowance in the amount of $12,600.